EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Nobel Learning Communities, Inc.

West Chester, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-03793, 333-03797 and 333-30781) and Form S-8 (Nos. 333-64701, 333-61372, 333-61374 and 333-124247) of Nobel Learning Communities, Inc. of our report dated September 9, 2005, relating to the consolidated financial statements, which appear in the Annual Report to Shareholders, which is incorporated by reference of our report dated September 9, 2005 relating to the financial statement schedules, which appear in this Form 10-K.

September 19, 2005